As filed with the Securities and Exchange Commission on February 11, 2026

Registration No. 333-290235

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2530195
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3000 Tannery Way

Santa Clara, California 95054

(Address and Zip Code of Principal Executive Offices)

CyberArk Software Ltd. 2014 Share Incentive Plan

CyberArk Software Ltd. 2024 Share Incentive Plan

(Full title of the plans)

Nikesh Arora

Chief Executive Officer

Palo Alto Networks, Inc.

3000 Tannery Way

Santa Clara, California 95054

Telephone: (408) 753-4000

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

Palo Alto Networks, Inc. (“PANW” or the “Registrant”), hereby amends its registration statement on Form S-4 (File No. 333-290235) filed with the Securities and Exchange Commission (the “Commission”) on September 12, 2025, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on September 26, 2025 (the “Form S-4”), which the Commission declared effective at 9:00 a.m., Eastern Time on September 30, 2025, by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

PANW filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and among PANW, Athens Strategies Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of PANW (“Merger Sub”), and CyberArk Software Ltd., a company organized under the laws of the State of Israel (“CyberArk”), dated July 30, 2025, pursuant to which, effective as of February 11, 2026, Merger Sub merged with and into CyberArk, with CyberArk surviving as a wholly owned subsidiary of PANW (the “Merger”).

As a result of the Merger, each ordinary share, par value NIS 0.01 per share, of CyberArk (the “CyberArk Shares”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than any shares owned by PANW, CyberArk or any of their wholly owned subsidiaries) was converted into the right to receive 2.2005 shares of common stock, par value $0.0001 per share, of PANW (the “PANW Shares”) and $45.00 in cash, without interest (together, the “Merger Consideration”).

Pursuant to the terms set forth in the Merger Agreement, at the Effective Time, (i) each CyberArk option granted under the CyberArk Software Ltd. 2014 Share Incentive Plan, as amended, or the CyberArk Software Ltd. 2024 Share Incentive Plan, as amended (together, the “CyberArk Equity Plans”) that was outstanding, unexercised and unvested was assumed and converted based on the Merger Consideration into an option to purchase PANW Shares, (ii) each outstanding restricted unit award relating to CyberArk Shares granted under any CyberArk Equity Plan that was subject solely to service-based vesting requirements as of the applicable grant date that was not held by a non-employee director or certain employees set forth on the CyberArk disclosure letter to the Merger Agreement was assumed and converted based on the Merger Consideration into a service-based restricted unit award with respect to PANW Shares and (iii) each outstanding restricted unit award relating to CyberArk Shares granted under any CyberArk Equity Plan that was subject to performance-based vesting requirements as of the applicable grant date that does not contain a performance objective based on relative total shareholder return was assumed and converted (with performance-based vesting requirements determined by assuming achievement of the applicable performance objectives for such award at the target level in the case of an award for which the applicable performance measurement period has not been completed prior to the Effective Time) based on the Merger Consideration into a service-based restricted unit award with respect to PANW Shares (collectively, the “Assumed Awards”).

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to up to 5,800,000 PANW Shares issuable upon the exercise or settlement, as applicable, of the Assumed Awards under any CyberArk Equity Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated in this Registration Statement by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

1.	The Registrant’s Annual Report on Form 10-K for its fiscal year ended July 31, 2025, filed with the Commission on August 29, 2025 (the “Annual Report”);

2.

The information specifically incorporated by reference in the Registrant’s Annual Report from the Registrant’s Definitive Proxy Statement on Schedule 14A relating to the Registrant’s 2025 annual meeting of shareholders, filed with the Commission on November 7, 2025;

3.

The Registrant’s Current Reports on Form 8-K filed with the Commission on August  18, 2025, September  25, 2025, November  19, 2025, November  19, 2025, November  21, 2025, December  11, 2025 and February 11, 2026;

4.	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended October 31, 2025, as filed with the Commission on November 20, 2025;

5.	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

6.

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35594) filed with the Commission on October 22, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant’s certificate of incorporation includes provisions that may eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duties as directors and officers to the fullest extent permitted by applicable law. In addition, the certificate of incorporation provides that the Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who is or was a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Registrant that has not been approved by the Registrant’s board of directors) by reason of the fact that he or she is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person.

In addition, as permitted by Section 145 of the General Corporation Law of the State of Delaware, the amended and restated certificate of incorporation and bylaws of the Registrant provide that:

•

The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Registrant) by reason of the fact that he or she is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•

The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, unless the court in which such proceeding is brought determines that such person is liable to the Registrant and does not determine that, despite such liability, such person is fairly and reasonably entitled to indemnification for such expenses;

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, provided that such director or officer must undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and

•

The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors and officers and to obtain insurance to indemnify such persons.

In addition, the Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that require the Registrant to indemnify its directors and officers, to the maximum extent permitted by applicable law, and also provide for certain procedural protections.

The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2025, as filed with the Commission on August 29, 2025).

4.2	Amended and Restated Bylaws of the Registrant, as amended and restated on August 14, 2025 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on August 18, 2025).

4.3	Specimen common stock certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-180620), as declared effective by the Commission on July 19, 2012).

4.4	CyberArk Software Ltd. 2024 Share Incentive Plan, as amended.

4.5	CyberArk Software Ltd. 2014 Share Incentive Plan, as amended.

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the securities being registered.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included as part of the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on February 11, 2026.

PALO ALTO NETWORKS, INC.

By:	/s/ Bruce Byrd
Name: Bruce Byrd
Title: Executive Vice President and General Counsel

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Nikesh Arora	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	February 11, 2026

* Dipak Golechha	Chief Financial Officer (Principal Financial Officer)	February 11, 2026

* Josh Paul	Chief Accounting Officer (Principal Accounting Officer)	February 11, 2026

* Lee Klarich	Chief Product and Technology Officer and Director	February 11, 2026

* Aparna Bawa	Director	February 11, 2026

* John M. Donovan	Director	February 11, 2026

* Carl Eschenbach	Director	February 11, 2026

* James J. Goetz	Director	February 11, 2026

* Mark Goodburn	Director	February 11, 2026

* Rt Hon Sir John Key	Director	February 11, 2026

* Helle Thorning-Schmidt	Director	February 11, 2026

* Lorraine Twohill	Director	February 11, 2026

*By:	/s/ Bruce Byrd
Name: Bruce Byrd
Title: Attorney-In-Fact